DEFINITIVE INFORMATION STATEMENT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) and 14(f)

of the Securities Exchange Act of 1934

and

Rules 14 thereunder

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☒	Definitive Information Statement

I-ON Digital Corp.
(Name of Registrant as Specified in Its Charter)

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PRELIMINARY INFORMATION STATEMENT

I-ON Digital Corp.

1244 N. Stone Street, Unit 3

Chicago, IL 60610

Telephone: (866) 440-2278

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

You are not being asked to take or approve any action.

This Information Statement is being provided to you solely for your information.

GENERAL INFORMATION

Why am I receiving this Information Statement?

This Information Statement is mailed or furnished to the holders of record of the outstanding shares of Common Stock, par value $0.001 per share (the “Common Stock”) of I-ON Digital Corp., a Delaware corporation (the “Company”) in connection with the action by written consent of stockholders taken without a meeting on August 29, 2024 to (i) elect four directors of the Company to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified and (ii) approve an amendment to the Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse split of the issued and outstanding shares of Common Stock at the ratio (the “Reverse Split Ratio”) within the range of one-for-five through one-for-20 as the Board of Directors of the Company (the “Board”) may determine, whereby depending on the Reverse Split Ratio selected by the Board every specified number of shares of the issued and outstanding or treasury shares of Common Stock within the range would be combined, converted and changed into one share of Common Stock (the “Reverse Split”).

The Company is pursuing the Reverse Split in an effort to increase the market price per share of its Common Stock to meet the initial listing qualifications of The Nasdaq Capital Market or another principal national securities exchange operated by The Nasdaq Stock Market LLC (“Nasdaq”) or the New York Stock Exchange (“NYSE”). However, no assurances can be given that the Reverse Split will serve this intended purpose, that the Company will meet the other requirements for uplisting to Nasdaq or another principal national securities exchange, or if it does that the Company will ultimately proceed with such an uplisting. The Reverse Split is expected to have certain other consequences, and is, together with the potential listing on a national securities exchange, subject to certain risks and uncertainties, as more particularly described under “Overview of the Reverse Split” beginning on page 6 of this Information Statement.

You are urged to read this Information Statement carefully and in its entirety for a description of the Certificate of Amendment and the Reverse Split.

This Information Statement is first being mailed on or about September 30, 2024. Pursuant to the Delaware General Corporation Law (the “DGCL”), the Company is required to provide prompt notice to the stockholders who have not consented in writing. This Information Statement shall constitute notice of the action by the Company’s stockholders without a meeting in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) and notice of stockholder action by less than unanimous written consent pursuant to Section 228 of the DGCL.

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When is the record date?

The close of business on August 29, 2024 is the record date (the “Record Date”) for the determination of the stockholders entitled to consent and to receive this Information Statement.

What constitutes the voting power of the Company?

On the Record Date, there were (i) 27,410,234 shares of Common Stock outstanding and entitled to vote and 4,600 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) outstanding and entitled to vote. Each share of Common Stock is entitled to one vote, and each share of Series A Preferred Stock is entitled to 10,000 votes. A stockholder owning a total of 37,550,000 votes representing approximately 51.1% of the votes entitled to be cast approved the corporate actions described in this Information Statement (the “Majority Stockholder”).

What vote was required to approve the corporate actions described in this Information Statement?

In accordance with the DGCL and our Bylaws, the affirmative vote of a plurality of votes cast is required to elect directors and majority of the outstanding voting power entitled to vote thereon is required to approve the Reverse Split by a written consent.

What vote was obtained to approve the corporate actions described in this Information Statement?

On August 29, 2024, stockholder approval was obtained via written consent of our Majority Stockholder. As of the Record Date, our Majority Stockholder owned in the aggregate 3,755 shares of Series A Preferred Stock, equal to approximately 51.1% of the outstanding voting power as of the Record Date.

Did the Board approve the Election of Directors and the Reverse Stock Split?

The Board of Directors recommended the nominees for director and approved the Reverse Stock Split.

When will the corporate actions describe in this Information Statement be effective?

The Certificate of Amendment and election of directors will not be considered effective until the expiration of at least 20 calendar days after the mailing of this Information Statement to our stockholders. The Company anticipates filing the Certificate of Amendment as soon as possible after the above conditions have been met.

Who is paying the cost of this Information Statement?

The entire cost of furnishing this Information Statement will be paid by the Company.

Does any person have an interest in the approval of the Certificate of Amendment?

None of the officers or directors of the Company have any interest in any of the matters described in this Information Statement, except that the directors have an interest in their respective election.

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Dissenter’s Rights

Under Delaware law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to the actions taken by the Majority Stockholder.

Directors, Executive Officers and Corporate Governance

The table below lists all current officers and directors of the Company as of September 9, 2024. All officers serve at the discretion of the Board of Directors. The term of office of each of our directors expire at our next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Name	Age	Position
Carlos X. Montoya	66	Director, President

Brad Hoffman	54	Director

Steve Aust	66	Director

Ken Park	58	Director

Carlos X. Montoya, the former President and CEO of Republic Bank of Chicago (current assets: $2.2B), is the Founder and Managing Member of Tall Ship Resource Development LLC and its affiliate, Tall Ship Partners Fund, LLC (www.tallshippartnersfund.com) each is engaged in the development of U.S. and global markets, product & service enhancements, and expanded asset circulation opportunities for the Orebits Digital Asset. Mr. Montoya also serves as the manager and founder of MCM Advisors, LLC, a Bank and Financial Service-Bureau platform specializing in institutional level Banking, Capital and Strategic Advisory services. MCM is recognized for achieving several marketplace firsts in establishing an institutional-level Financial Ecosystem for the Orebits Digital Asset, incorporating a highly secure Distributed Ledger Platform with Global Custody & Treasury Management Services enabled by a blockchain interface for institutional level transaction capture, monitoring and reporting.

Brad Hoffman has spent over 30 years in the business finance world. He has worked with many distinguished companies, such as HH&A, IHRS, Dubrow Kavanaugh Capital, Ashford Capital, Galen Capital Corp., and Drawbridge Special Opportunities and Assets Fund. With his knowledge and history of creating and executing transactions for technology, healthcare, entertainment, and energy industries and business finance/management degrees from UCLA and Pepperdine University, Mr. Hoffman represents an invaluable asset to I-ON’s Board.

Steve Aust has two decades of experience in venture capital and energy solutions. He has raised over $100 million in venture capital for a variety of businesses across multiple industries, including Video Home Shopping Network, Vision Quest, and 2Extreme Sports – taking them public through successful IPOs. Since 2011, Mr. Aust has also served as President of VRDT Corporation. Mr. Aust is a graduate of Southern Oregon University. With his experience in direct sales, M&A, marketing, and technology strategy, Mr. Aust is a multi-faceted addition to I-ON’s Board.

Ken Park has a 25-year track record of delivering digital strategies to major consumer brands, such as Adobe, Atlantic Records, Grey Healthcare, and the NHL, among many others. He founded two action sports companies in his early twenties and earned acclaim as a world-ranked professional skateboarder, traveling the world for the sport in the late 80s and early 90s. He also launched HyperCD®, a patented technology that delivered encrypted, HD video streaming over low-speed internet connections before the proliferation of broadband. In addition to his success with Oktane Media, Mr. Park led marketing and helped launch the world’s first gold digitization company, Orebits, LLC. Mr. Park was featured alongside Guy Kawasaki, Christos Cotsakos, and Anita Roddick in “Entrepreneurial Marketing: Real Stories & Survival Strategies”. Mr. Park earned his degree at San Diego State University and remains an authoritative voice in today’s marketing technology industry.

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Code of Ethics

As part of our system of corporate governance, the Company adopted a Code of Business Conduct and Ethics (the “Code”) for directors and executive officers of the Company. This Code is intended to focus each director and executive officer on areas of ethical risk, provide guidance to directors and executive officer to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director and executive officer must comply with the letter and spirit of this Code. We intend to disclose any changes in or waivers from our Code of Business Conduct and Ethics and our Code of Ethics for Financial Executives by filing a Form 8-K or by posting such information on our website.

Executive Compensation

The following tables list the compensation of the Company’s principal executive officers and board members for the years ended December 31, 2023 and 2022. The following information includes the dollar value of base salaries, bonus awards, the number of non-qualified Company Options granted and certain other compensation, if any, whether paid or deferred.

Name and Principal Position	Year	Salary ($)	Option Awards	All Other Comp ($)	Total ($)
Carlos X. Montoya,	2023	-	-	-	-
Director; President (1)		-	-	-	-

Rod Smith, Corporate Secretary (2)	2023	-	-	-	-
Secretary (1)(5)	2022	-	-	-	-

Brad Hoffman,	2023	-	-	-	-
Director (4)		-	-	-	-

Steve Aust,	2023	-	-	-	-
Director (4)		-	-	-	-

Ken Park,	2023	-	-	-	-
Director (4)		-	-	-	-

Jae Cheol Oh, Chairman, Chief Executive	2023	-	-	-	$-
Officer, Chief Financial Officer (2)	2022	$88,166	-	-	$88,166

Hong Rae Kim, Director (2)	2023	-	-	-	$-
	2022	$90,001	-	-	$90,001

Jae Ho Cho,	2023	-	-	-	$-
Director (2)	2022	$104,15	-	-	$104,157

Eugene Hong,	2023	-	-	-	-
Director (3)	2022	-	-	-	-

Jean Koh,	2023	-	-	-	-
Director (3)	2022	-	-	-	-

Charlie Baik,	2023	-	-	-	$-
Director (3)	2022	$5,242	-	-	$5,242

(1) Appointed February 1, 2023.

(2) Appointed January 25, 2018, resigned February 1, 2023.

(3) Appointed August 10, 2018, resigned February 1, 2023.

(4) Appointed May 12, 2023

(5) Resigned June 22, 2023

Compensation of Directors

None of the Directors or Officers listed in the Summary Compensation Table received compensation in 2023.

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Option Grants Table

There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table through to date.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

There were no stock options exercised during periods ending December 31, 2023 and December 31, 2022 by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table

There were no awards made to a named executive officer in the last completed fiscal year under any LTIP.

Compensation Arrangements with Executive Management

There were no compensation contracts for any of the executives of the Company at the end of December 31, 2023.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following tables set forth, as of the date of this Information Statement, the beneficial ownership of (i) Common Stock (ii) Class A Convertible Preferred Stock and (iii) Class C Convertible Preferred Stock for: (1) each director currently serving on our Board of Directors; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (3) each person known to the Company to beneficially own more than 5% of the outstanding shares of each such class of stock. As of August 29, 2024, there were 27,410,234 shares of Common Stock and 4,600 shares of Series A Preferred Stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Common Stock

Shareholder (1)	Shares Owned	Percent of Class (2)
Carlos X. Montoya	—	—
Brad Hoffman	—	—
Steve Aust	—	—
Ken Park	—	—
Officers and Directors as a Group (four persons)	—	—
CEDE & Co.	4,350,000	15.87%
Progressive Media Group, Inc	2,947,000	7.30%
FX Group Inc.	2,947,000	7.30%

Series A Convertible Preferred Stock

Shareholder	Shares Owned	Percent of Class (2)
Carlos X. Montoya	3,755	81.6%

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Series C Convertible Preferred Stock

Shareholder (1)	Beneficial Ownership	Percent of Class (3)
Orebits Acquisition Group LLC	629,385	69.16%

(1) The address for all officers, directors and beneficial owners is 1244 N. Stone Street, Unit 3, Chicago, Illinois 60610.

(2) Does not include the 37,550,000 shares of Common Stock underlying the conversion of 3,755 shares of Series A Convertible Preferred Stock, par value $0.0001 per share which is convertible into Common Stock at the rate of ten thousand (10,000) per share, held by Mr. Montoya, over which Mr. Montoya holds voting and dispositive control.

(3) Does not include the 12,587,700 shares of Common Stock underlying the conversion of 629,385 shares of Series C Convertible Preferred Stock, which is convertible into Common Stock at the rate of 20 per share, held by Orebits Acquisition Group LLC, over which Mr. Montoya holds voting and dispositive control.

Securities Authorized for Issuance under Equity Compensation Plans

The Company does not have any securities authorized for issuance under an equity compensation plan nor does it have an equity compensation plan in place.

Changes in Control

The Company is not aware of any arrangements, including by pledge by any person of securities of the Company, of any operation which may at a subsequent date result in a change in control of the Company.

Certain Relationships and Related Transactions, and Director Independence

Related-Party Transactions

The Company receives benefit derived from third-party related vendor payments advanced, from time to time, on its behalf, by MCM Advisors LLC, an administrative service bureau, of which, Mr. Montoya, the Company’s President, is the Manager and sole member. Such payments made on behalf the Company are advanced interest and fee free and are otherwise provided to ensure timely payment of Company obligations. As the Company continues to grow, and as it secures an increasing range of working capital resources, including from sustained revenues and institutional funding sources, as projected, such practice, as described above, will no longer be maintained or required.

In January 2023 the Company has sold a total of 4,600 shares of Series A Convertible Preferred Stock to I-ON Acquisition Corp (“IAC”) of which Carlos X. Montoya is the majority shareholder, President and Chief Executive Officer. The purchase price paid was $250,000.

The Company entered into a technology Licensing Agreement with I-ON Acquisition Corp. (“IAC”), which is controlled by Carlos Montoya, our President, on March 30, 2023. Under the terms and conditions of the Company’s precedent I-ON Digital – Nodalium Inc. Channel Partnership Master Agreement, the Company has formally granted IAC full use and access, specifically licensing up to 65 workstations, empowered by the Nodalium Enterprise Workflow/ Intelligent Automation Platform. The enterprise software platform solution features Nodalium’s Digital Trust product suite. IAC paid an upfront price of $110,500, or $1,700 per workstation, plus an one-time setup and registration fee of $20,000 for combined transaction amount of $130,500.

OVERVIEW OF THE REVERSE SPLIT

The Board of Directors of the Company and the Majority Stockholder have approved a Certificate of Amendment to the Certificate of Incorporation of the Company to effect the Reverse Split. Set forth below is the discussion of this amendment.

Background and Reasons for the Reverse Split

The purpose of the Reverse Split is to increase the market price of Common Stock in connection with the contemplated listing of the Common Stock on a principal national securities exchange. The Board intends to implement the Reverse Split only if it believes that it is likely to improve the trading price for our Common Stock.

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The Board believes that effecting the Reverse Split is desirable for a number of reasons, including:

Contemplated listing on a principal national securities exchange. Our Common Stock is currently traded on the over-the-counter market and quoted on the OTC Markets under the symbol “IONI”. On September 16, 2024, the last sale price of our Common Stock was $0.57 per share. We intend to apply for listing of our Common Stock on Nasdaq. We expect that the Reverse Split will increase the market price of our Common Stock so that we will be able to meet the minimum bid price requirement of the listing rules of such an exchange. Presently, our Common Stock trades sporadically. We will also need to meet certain additional listing requirements in order to uplist to a national securities exchange. For example, under the Nasdaq Listing Rules, we would in addition to meeting the other initial listing requirements, among other things, have timely filed all required periodic financial reports, including at least one annual report, for a full fiscal year. We were unable to timely file certain periodic reports with the SEC, which may prevent or delay a listing on a national securities exchange due to the rules and listing qualifications of the applicable exchange.

Broadening our investor base. We believe that by increasing the price of our Common Stock or potentially decreasing its volatility, the Reverse Split may allow a broader range of institutional investors to invest in our Common Stock. For example, many funds and institutions have investment guidelines and policies that prohibit them from investing in stocks trading below a certain threshold. We believe that increased institutional investor interest in the Company and our Common Stock will potentially increase the overall market for our Common Stock.

Increase in Analyst and Broker Interest. We believe the Reverse Split would help increase analyst and broker-dealer interest in our Common Stock as many brokerage and investment advisory firms’ policies can discourage analysts, advisors, and broker-dealers from following or recommending companies with low stock prices. Because of the trading volatility and lack of liquidity often associated with lower-priced stocks, many brokerage houses have adopted investment guidelines, policies and practices that either prohibit or discourage them from investing in or trading such stocks or recommending them to their customers. Some of those guidelines, policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to broker-dealers. While we recognize that we may remain a “penny stock” under the rules of the SEC, if our Common Stock is not listed on a national securities exchange, we expect that the increase in the stock price resulting from the Reverse Split will position us better if our business continues to grow as we anticipate. Additionally, because brokers’ commissions and dealer mark-ups/mark-downs on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions and mark-ups/mark-downs on higher-priced stocks, the current average price per share of our Common Stock can result in stockholders or potential stockholders paying transaction costs representing a higher percentage of the total share value than would otherwise be the case if the share price were substantially higher.

Certain Risks Associated with the Reverse Split

If the Reverse Split does not result in a proportionate increase in the price of our Common Stock, we may be unable to meet the initial listing requirements of a principal national securities exchange.

We expect that the Reverse Split will increase the market price of our Common Stock so that we will be able to meet the minimum bid price requirement under the listing rules of a principal national securities exchange. However, the effect of the Reverse Split on the market price of our Common Stock cannot be predicted with certainty, and the results of reverse stock splits by companies under similar circumstances have varied. It is possible that the market price of our Common Stock following the Reverse Split will not increase sufficiently for us to meet the minimum bid price requirement. Further, the Reverse Split may result in a lesser number of round lot holders (holders of at least 100 shares), which could also cause us to be noncompliant with another Nasdaq Rule requiring that we have at least 300 round lot holders. We are also subject to additional initial listing requirements, including a requirement that we timely file periodic reports for a full year, which could delay or prevent such a listing. If we are unable meet the minimum bid price requirement or other requirements of Nasdaq or another principal national securities exchange for which we seek listing, we may not be unable to list our Common Stock on a principal national securities exchange.

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Even if the Reverse Split results in the requisite increase in the market price of our Common Stock, there is no assurance that we will be able to continue to comply with the minimum bid price requirement.

Even if the Reverse Split results in the requisite increase in the market price of our Common Stock to be in compliance with the minimum bid price requirements of a principal national securities exchange, there can be no assurance that the market price of our Common Stock following the Reverse Split will remain at the level required for continued compliance with such requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our Common Stock declines following the implementation of the Reverse Split, the percentage decline may be greater than would occur in the absence of the Reverse Split. In any event, other factors unrelated to the number of shares of our Common Stock outstanding, such as negative financial or operational results, could adversely affect the market price of our Common Stock and jeopardize our ability to meet or continue to comply with the minimum bid price requirement.

The Reverse Split may decrease the liquidity of our Common Stock.

The liquidity of our Common Stock may be adversely affected by the Reverse Split given the reduced number of shares that will be outstanding following the Reverse Split, especially if the market price of our Common Stock does not sufficiently increase as a result of the Reverse Split. In addition, the Reverse Split may increase the number of round lot stockholders who own less than 100 shares of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

The increased market price of our Common Stock resulting from the Reverse Split may not attract new investors, including institutional investors, and may not satisfy the investing guidelines of those investors, and consequently, the liquidity of our Common Stock may not improve.

Although we believe that a higher market price may help generate greater or broader investor interest in our Common Stock, there can be no assurance that the Reverse Split will result in a per-share price increase sufficient to attract new investors, including institutional investors. Additionally, there can be no assurance that the market price of our Common Stock will satisfy the investing guidelines of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve following the Reverse Split.

Principal Effects of the Reverse Split, Authorized Common Stock Reduction and Par Value Increase

The Reverse Split, if implemented, will have the following principal effects:

●	the number of outstanding shares of Common Stock and treasury stock will decrease based on the Reverse Split Ratio;

●	the number of shares of the Company’s Common Stock held by individual stockholders will decrease based on the Reverse Split Ratio, and the number of stockholders who own “round lots” of less than 100 shares of our Common Stock will increase;

●	the number of shares of Common Stock issuable upon exercise of outstanding warrants or conversion of outstanding convertible securities (if any) and the exercise price of such outstanding warrants and the conversion price of such outstanding convertible securities (if any), will be adjusted in accordance with their respective terms based on the Reverse Split Ratio;

Shares of Common Stock after the Reverse Split will be fully paid and non-assessable. The amendment will not change any of the other terms of our Common Stock. Following the Reverse Split, the shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of Common Stock prior to the Reverse Split. Following the Reverse Split, we will continue to be subject to the reporting requirements of the Exchange Act.

Because the authorized Common Stock will not be reduced at the same ratio as the Reverse Split Ratio, the Reverse Split will have an overall effect of increasing the authorized but unissued shares of Common Stock. These shares may be issued by our Board in its sole discretion. See “Anti-Takeover Effects of the Reverse Split” below. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our Common Stock.

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Fractional Shares

No fractional shares will be issued as the result of the Reverse Split. We will round up any fractional shares resulting from the Reverse Split to the nearest whole share.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of Common Stock following the proposed Reverse Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 under the Exchange Act.

Procedure for Implementing the Reverse Split

The Reverse Split would become effective upon the filing with the Delaware Secretary of State of a Certificate of Amendment to the Certificate of Incorporation or such other time set forth in the Certificate of Amendment (the “Effective Time”), as determined by our Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders. Additionally, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Split if, at any time prior to the filing of the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in the best interest of the Company and our stockholders to effect the Reverse Split. Beginning at the Effective Time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Split. The form of Certificate of Amendment implementing, among other things, the Reverse Split is attached to this Information Statement as Annex A.

After the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, used to identify our equity securities. Stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Effect on Beneficial Owners of Common Stock

Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names with GLOBEX Transfer, LLC, the Company’s transfer agent (the “Transfer Agent”). Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the Reverse Split. Stockholders who hold our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Effect on Registered “Book-Entry” Holders of Common Stock

Certain registered holders of our Common Stock may hold some or all of their shares electronically in book-entry form with the Transfer Agent. These stockholders do not have stock certificates evidencing their Common Stock ownership. Such stockholders are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the Transfer Agent will not need to take action. The Reverse Split will automatically be reflected in the Transfer Agent’s records and on their next statement.

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Exchange of Stock Certificates

We expect that the Transfer Agent will act as exchange agent for purposes of implementing the exchange of stock certificates for record holders (i.e., stockholders who hold their shares directly in their own name and not through a broker) in connection with the Reverse Split. As soon as practicable after the filing of the Certificate of Amendment, registered holders of certificated pre-Reverse Stock Split shares may be asked to surrender to the Transfer Agent certificates representing pre-Reverse Stock Split shares in exchange for a book entry with the transfer agent or certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new stock certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Transfer Agent.

For street name holders of pre-Reverse Split shares (i.e., stockholders who hold their shares through a broker), your broker will make the appropriate adjustment to the number of shares held in your account following the Effective Time.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Certain Federal Income Tax Consequences

Each stockholder is advised to consult their own tax advisor as the following discussion may be limited, modified or not apply based on your particular situation.

The following discussion of the material U.S. federal income tax consequences of the Reverse Split is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect. Those legal authorities are subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect to the Reverse Split. No ruling from the IRS with respect to the matters discussed below has been requested, and there is no assurance that the IRS or a court would agree with the conclusions set forth in this discussion. The following discussion assumes that the pre-split shares of Common Stock were, and post-Reverse Split shares will be, held as “capital assets” as defined in the Code. This discussion may not address certain U.S. federal income tax consequences that may be relevant to particular stockholders in light of their specific circumstances or to certain types of stockholders (like dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the U.S. federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

We will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reverse Split.

A stockholder will not recognize gain or loss for U.S. federal income tax purposes on the exchange of pre-Reverse Split shares of our Common Stock for post-Reverse Split shares of our Common Stock in the Reverse Split. A stockholder’s aggregate tax basis in the post-Reverse Split shares of our Common Stock the stockholder receives in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares of our Common Stock the stockholder surrenders in exchange therefor. A stockholder’s holding period for the post-Reverse Split shares of our Common Stock the stockholder receives in the Reverse Split will include the stockholder’s holding period for the pre-Reverse Split shares of our Common Stock the stockholder surrenders in exchange therefor. Stockholders who have different bases or holding periods for pre-Reverse Split shares of our Common Stock should consult their tax advisors regarding their bases or holding periods in their post-Reverse Split Common Stock.

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Anti-Takeover Effects of the Reverse Split and the Authorized Common Stock Reduction

The effective increase in our authorized and unissued shares of Common Stock resulting from the Reverse Split could potentially be used by our Board to thwart a takeover attempt. The overall effects of this might be to discourage, or make it more difficult to engage in, a merger, tender offer or proxy contest, or the acquisition or assumption of control by a holder of a large block of our securities and the removal of incumbent management. The Reverse Split could make it more difficult to accomplish a merger or similar transaction, even if such transaction is beneficial to the stockholders. The Board might use the additional shares to resist or frustrate, by issuing additional shares of Common Stock, a third-party takeover effort favored by a majority of the independent stockholders that would provide an above-market premium. The Reverse Split is not the result of management’s knowledge of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

The Reverse Split is not a plan by our Board to adopt a series of amendments to our Certificate of Incorporation or Bylaws to institute an anti-takeover provision. We do not have any plans or proposals to adopt any provisions in our Certificate of Incorporation or Bylaws or enter into other arrangements that may have material anti-takeover consequences.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports with the Securities and Exchange Commission (the “SEC”). Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by either calling the Company at (866) 440-2278 or mailing a request to receive separate copies to I-ON Digital Corp., 1244 N. Stone Street, Unit 3, Chicago, Illinois 60610, Attention: Corporate Secretary. We will provide copies at no charge. Our SEC filings, including this Information Statement, are also available on our website: iondigital.com.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If you and one or more stockholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered stockholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may call the Company at (866) 440-2278 or mail a request to receive separate copies to I-ON Digital Corp., 1244 N. Stone Street, Unit 3, Chicago, Illinois 60610, Attention: Corporate Secretary, and we will promptly deliver the Information Statement to you upon your request. Stockholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

MISCELLANEOUS

NO ADDITIONAL ACTION IS REQUIRED BY OUR STOCKHOLDERS IN CONNECTION WITH THESE ACTIONS. HOWEVER, SECTION 14C OF THE EXCHANGE ACT REQUIRES THE MAILING TO OUR STOCKHOLDERS OF THE INFORMATION SET FORTH IN THIS INFORMATION STATEMENT AT LEAST 20 DAYS PRIOR TO THE EARLIEST DATE ON WHICH THE CORPORATE ACTION MAY BE TAKEN.

11

Annex A

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF I-ON DIGITAL CORP.

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned corporation hereby submits this Certificate of Amendment for the purpose of amending its Certificate of Incorporation:

1.	The name of the corporation is I-ON Digital Corp. (the “Corporation”).

2.	The Certificate of Incorporation of the Corporation is hereby amended as follows:

Article 4 of the Certificate of Incorporation is hereby amended by adding the following:

As of 12:01 am Eastern Time on _____, 2024, or such later date as may be required by the Delaware Secretary of State (the “Effective Time”), there shall be effected a reverse stock split (the “Reverse Split”) pursuant to which each [__] shares of common stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall, automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one share of common stock of the Corporation (“New Common Stock”). No fractional shares of New Common Stock shall be issued in connection with the Reverse Split. To the extent that any stockholder would have otherwise been deemed to own a fractional share of New Common Stock after the Effective Time as a result of the Reverse Split, such fractional share resulting from the Reverse Split shall instead be rounded up to the nearest whole share. Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (each, an “Old Certificate”) will be entitled to receive, upon surrender of such Old Certificates to the Company for cancellation, a certificate or certificates (each, a “New Certificate”) representing the number of whole shares (rounded up to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificate(s) so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered by such stockholder. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer.

3.	The foregoing amendment was approved by the Corporation’s stockholders on August 29, 2024 in accordance with Section 242 of the Delaware General Corporations Law.

IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of [______], 2024.

I-ON Digital Corp.

By:
Name:	Carlos Montoya
Title:	President